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                                           [LETTERHEAD]

March 13, 1997



Mr. Brian B. Pemberton


Dear Brian:

    The Board of Directors of UNR Industries, Inc. (the "Company") is pleased to present to you this offer of employment as President and Chief Executive officer of the Company on the following terms and conditions:

    1. Your employment will commence on April 14, 1997. You would be elected President and Chief Executive Officer of the Company as of that date and, as soon as feasible thereafter, you would be elected a Director of the Company.

    2. Your base salary will be $325,000 per year, subject to annual review and adjustment by the Compensation Committee of the Company's Board of Directors.

    3. Your annual bonus will be based upon the Rohn Bonus Plan under which there is a maximum bonus opportunity for senior executives of 100% of base salary. Attached is a summary of the Rohn Bonus Plan. At the discretion of the Compensation Committee, some portion of annual bonuses may be provided in the form of additional equity in the Company.

    4. You will be awarded 100,000 shares of restricted stock of the Company pursuant to the Company's Restricted Stock Plan and you would receive options to acquire an additional 100,000 shares under the Company's Stock Option Plan. Restricted stock would vest at the rate of 25% per year during a four year period of continuous employment or in the event of your death, disability or a change of control of the Company. Stock options would be exercisable after one year of employment at the market price of the stock as of April 1, 1997, and shall expire after 5 years.

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Mr. Brian B. Pemberton
March 13, 1997
Page 2

    5. You will be covered by the Company's health, disability and life insurance programs and other benefits generally provided to Company executives.

    6. The Company will pay reasonable moving expenses associated with your relocation to Peoria, Illinois.

    7. Your employment will be at-will, and either party may terminate the employment relationship at any time for any reason. However, in the event your employment were to be terminated by the Company without cause during the first three years, you will be entitled to a severance payment equal to one year's base salary then in effect plus the amount of the target bonus for the year in which termination occurred. In the event that your employment is terminated by the Company after the first three years of employment, you will be entitled to such termination compensation as the Board of Directors considers reasonable and appropriate. In the event you are terminated for cause at any time, no severance or termination payment shall be made. The term "cause" as used herein shall mean an act or acts of dishonesty in the course of employment, the conviction of a felony or the failure to perform duties or responsibilities reasonably assigned by the Board of Directors.

    8. During the course of your employment you will receive confidential information and trade secrets of the Company, and you will agree to maintain confidentiality and refrain from disclosing all such information and trade secrets to any other party (except as may be required in the course of the Company's business) during and after termination of your employment. You will agree not to become employed by, have an ownership interest in, or engage in any business in competition with the Company for a period of two years after termination of your employment.

    Please indicate your acceptance of this offer by signing a copy of this letter and returning it to me.

Yours very truly,

/s/ Darius W. Gaskins
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Darius W. Gaskins, Jr.
Chair, Compensation Committee
UNR Industries, Inc.

                                             Accepted and agreed to:

                                             /s/ Brian B. Pemberton
                                             ------------------------------
                                             Brian B. Pemberton

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